Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             NIGHTHAWK SYSTEMS, INC.

     Pursuant to the applicable provisions of the Nevada Business Corporations Act, Nighthawk Systems, Inc. (the "Corporation") adopts the following Certificate of Amendment to its Amended and Restated Articles of Incorporation by stating the following:

     FIRST:  The  present  name  of  the  Corporation is Nighthawk Systems, Inc.

     SECOND: The following amendment to its Amended and Restated Articles of Incorporation was adopted by a majority vote of shareholders of the corporation on January 6, 2005 in the manner prescribed by Nevada law.

     1.  Article  IV  is  amended  to  read  as  follows:

     Capitalization. (a) Common Stock. The Corporation shall have authority to issue 200,000,000 shares of common stock having a par value of one mil ($0.001). All common stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid common stock of this corporation shall not be liable for further call or assessment. The authorized common shares shall be issued at the discretion of the Directors. (b) Preferred Stock. The Corporation shall have the authority to issue 5,000,000 shares of preferred stock each having a par value of $0.001, with such rights, preferences and designations as to be issued in such series as determined by the Board of Directors of the Corporation.

The number of shares of the Corporation outstanding at the time of the adoption of the foregoing was 30,622,518 and the number of shares entitled to vote thereon was the same. The number of shares consenting to the action was 17,833,098. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

     Effective  this  6th  day  of  January  2005.


                                           ---------------------------------
                                           H. Douglas Saathoff
                                           Chief Executive Officer